Exhibit 10.3

Vera Bradley, Inc.

2010 Equity and Incentive Plan

2011 RESTRICTED STOCK UNIT TERMS AND CONDITIONS

1. Definitions. Any term capitalized herein but not defined will have the meaning set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “Plan”).

2. Grant and Vesting of Restricted Stock Units.

(a) As of the grant date specified in the letter that accompanies this document (the “Grant Date”), the Participant will be credited with the number of Restricted Stock Units set forth in the letter that accompanies this document. Each Restricted Stock Unit is a notional amount that represents one unvested share of Common Stock. Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this document, to distribution of a Share if and when the Restricted Stock Unit vests.

(b) One-third of the Restricted Stock Units will vest on each of the first three anniversaries of the Grant Date. If the Participant’s Service with the Company and all of its Affiliates terminates before the date that all of the Restricted Stock Units vest, his or her right to receive the Shares underlying unvested Restricted Stock Units will be only as provided in Section 4.

3. Rights as a Stockholder.

(a) Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Restricted Stock Unit or that Share.

(b) If the Company declares a cash dividend on its shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to a Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each fiscal quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under this document, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited).

4. Termination of Service; Change in Control. A Participant’s right to receive the Shares underlying his or her Restricted Stock Units after termination of his or her Service will be only as provided in this section. If a Participant’s Service is terminated due to the Participant’s death or Disability, the Participant (or his or her estate) will be immediately entitled to receive the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above. If a Participant’s Service is terminated for any other reason, the Participant will forfeit the right to receive Shares underlying under Restricted Stock Units that have not yet vested. Notwithstanding anything to the contrary herein, all previously unvested Restricted Stock Units then outstanding will vest immediately upon the occurrence of a Change in Control.

For purposes hereof, a “Change in Control” shall mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of this Award), other than (i) Barbara Baekgaard, Patricia Miller, Jill Nichols, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for the benefit of such Persons, (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who where neither (i) nominated by the Board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

5. Timing and Form of Payment. Except as provided in this Section or in clause 2(b) or Section 4, once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time.

6. Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution.

7. Withholding Tax. The Company and any Affiliate will have the right to retain Shares or cash that are distributable to the Participant hereunder to the extent necessary to satisfy any withholding taxes, whether federal or state, triggered by the distribution of Shares or cash pursuant to the Award reflected in this document.

8. Securities Law Requirements.

(a) The Restricted Stock Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(b) No person who acquires Shares pursuant to the Award reflected in this document may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act), sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the Securities Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the Securities Act, such as that set forth in Rule 144 promulgated under the Securities Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

9. No Limitation on Rights of the Company. Subject to Sections 4.3, 14.1 and 14.2 of the Plan, the grant of the Award described in this document will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

10. Plan, Restricted Stock Units and Award Not a Contract of Employment. Neither the Plan, the Restricted Stock Units nor any other right or interest that is part of the Award reflected in this document is a contract of employment, and no terms of employment or Service of the Participant will be affected in any way by the Plan, the Restricted Stock Units, the Award, this document or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Participant for a continuation of employment or Service, nor will it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that treatment might have upon him or her as a Participant.

11. Participant to Have No Rights as a Stockholder. Except as provided in Section 3 above, the Participant will have no rights as a stockholder with respect to any Shares subject to the Restricted Stock Units prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

12. Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 2208 Production Road, Fort Wayne, Indiana 46808, Attn: Corporate Secretary, and, in the case of the Participant, to the last known address of the Participant in the Company’s records.

13. Governing Law. This document and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Indiana, determined without regard to its conflict of law rules.

14. Code Section 409A. Notwithstanding any other provision in this document, if a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of Service, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of Service shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of Service, and (ii) the date of the Participant’s death.

15. Plan Document Controls. The rights granted under this Restricted Stock Unit document are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the Plan, the Plan will control.

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